UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 6, 2005

j2 Global Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-25965 (Commission File Number)	51–0371142 (IRS Employer Identification No.)

6922 Hollywood Blvd.

Suite 500

Los Angeles, California  90028

(Address of principal executive offices)

(323) 860–9200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 6, 2005, SigmaTel, Inc. acquired Oasis Semiconductor, Inc. (“Oasis”), a privately held company, by means of a merger. Immediately prior to the closing of the merger, Oasis issued a dividend to its shareholders. At the time of the dividend and merger, j2 Global Communications, Inc. (the “Company”) owned shares in Oasis. The Company was therefore entitled to receive a pro rata portion of the dividend and, at the effective time of the merger, the Company's shares in Oasis were automatically converted into a right to receive a pro rata portion of the merger consideration. As a result of the dividend and merger, the Company received an aggregate of approximately $8.7 million in cash on September 6, 2005 and also has a right to receive an additional approximate $800,000, which additional amount will be held in escrow for one year from the closing date. The funds held in escrow are subject to reduction should the acquiror assert claims for damages under the merger agreement, and so there is no guarantee that the Company will actually receive any or all of these additional funds.

The Company also has a right to receive a pro rata portion of any additional purchase price payable under an earn-out described in the merger agreement for this transaction, which could result in the Company receiving up to an additional approximate $3.65 million in cash consideration. The earn-out is contingent upon Oasis achieving specified revenues for calendar year 2006 and, as a result, there is no guarantee that the Company will receive any or all of these additional funds.

Substantially all of the approximate $8.7 million received on the closing date and the approximate $800,000 held in escrow will represent pre-tax gain to the Company in the third quarter of 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

j2 Global Communications, Inc. (Registrant)

Date: September 6, 2005	By:	/s/ Jeffrey D. Adelman
Jeffrey D. Adelman Vice President, General Counsel and Secretary